                                                                    EXHIBIT 10.7

                         SOFTWARE DISTRIBUTION AGREEMENT

   This Software Distribution Agreement ("Agreement"), effective as of the 17th day of March, 2003 (the "Effective Date"), is entered into by and between Lindows, Inc., a Delaware corporation ("Supplier"), and Livin' On The Edge, Co., Ltd., a Japanese corporation ("Distributor").

                                    RECITALS

A. Distributor is in the business of licensing and distributing software products in Japan, and desires to distribute Supplier's Product (as defined below) in Japan.

B. Supplier is in the business of developing and licensing software products and services, and desires to authorize Distributor to distribute the Product (as defined below) in Japan. The parties agree as follows:

1.    DEFINITIONS

      (a) "Customer" shall mean an end-user who purchases the Product within the Territory.

      (b) "Documentation" shall mean the end-user manuals relating to the Software and services and related materials provided by Supplier to Distributor hereunder.

      (c) "Product" Product shall mean the Software, services, and Documentation listed on Exhibit "A" attached hereto, including any modifications, improvements, alterations, translations, localizations, innovations, or changes of any kind performed on the Software or Documentation by Distributor or agents, sub-licensees, contractors, or employees of Distributor.

      (d) "Release Date" shall mean the earlier of (1) the actual date on which Distributor first releases the Localized Product for sale, or (2) 60 days after the Effective Date.

      (e) "Software" shall mean the computer program(s) listed in Exhibit A in machine executable object code format.

      (f) "Territory" shall mean the Nation of Japan.

      (g) "Updates" shall mean versions of the Software, including version patches, subsequently released to the public for the purpose of correcting errors and fixing software bugs that Supplier generally makes available to its customers free of charge. "Updates" does not include subsequent versions of the Software that contain new features or functionality, or which are considered a new software product.

2.    APPOINTMENT

      Supplier hereby appoints Distributor, and Distributor hereby accepts the appointment, as Supplier's sole and exclusive distributor (subject to loss of exclusivity discussed in Section 6) to distribute the Product to Customers in the Territory. The period of this grant shall begin on the Release Date and shall continue for 365 calendar days or until the termination of this Agreement. This grant shall include the following permitted uses:


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                                                                    EXHIBIT 10.7

      (a) Copying the Software from the Golden Master into copies of CD Rom disks and repackaging such Software for distribution for retail sale within the Territory.

      (b) Distribution of the Product through retail locations within the Territory or via electronic transfer through servers controlled and maintained by Supplier, through an Internet domain address jointly chosen by Distributor and Supplier.

      (c) Translating and localizing the English version of the Product into appropriate Japanese language. Supplier reserves the sole and exclusive right to terminate this Agreement in the event that the Product, as translated and localized by the Distributor, does not satisfy Supplier's reasonable requirements. Provided, however, that Supplier shall provide reasonable notice to Distributor with regard to this subsection and Distributor shall have ten
(10) days to respond to such notice. Distributor shall have forty-five (45) days after responding to the notice to satisfy such requirement(s).

      (d) Authorizing dealers to distribute the Product on behalf of Distributor, provided said dealers distribute the Product consistent with the limitations, terms, and conditions contained herein.

      (e) Sublicensing the Product to Customers pursuant to an end user license agreement (the "End User Agreement") with terms consistent with the terms set forth in Exhibit "B" attached hereto.

      (f) Using the Product for the purpose of providing customer support services, demonstrations and marketing purposes.

3.    OBLIGATIONS OF DISTRIBUTOR

      (a) Diligence. Distributor shall use commercially reasonable efforts to promote the marketing and distribution of the Product to realize the maximum sales potential for the Product in the Territory. Except as expressly set forth herein, Distributor shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the Product and for performing its obligations hereunder.

      (b) Repackaging. Any retail repackaging of the Product must be approved by Supplier before the distribution of the Product in the Territory, provided, however, that such approval shall not be unreasonably withheld.

      (c) Translation; Localization. Distributor shall translate or localize the Product into the Japanese language, provided, however, that Supplier retains all ownership rights in and to such translated/localized versions of the Product (the "Localized Product"), subject to the termination provisions set forth in
Section 2(c), above. Distributor shall provide a copy of any and all publicly released versions of the Product containing such translations/localizations within five (5) days of the Release Date.

      (d) Product Support.

            (i) Distributor shall provide reasonable technical support to Customers, including without limitation (x) maintaining trained and competent technical and engineering support personnel for the Product who are sufficiently knowledgeable with respect to the Product to answer Customer questions regarding the use and operation of Product, (y) responding promptly to requests for technical support from Customers, and (z) providing technical support services to address and resolve Customers' support requests with respect to the Product.

                                                                    EXHIBIT 10.7

            (ii) Distributor shall ensure that all Customer questions regarding the use or operation of Product are initially addressed to and answered by Distributor. Unless otherwise agreed in writing by Supplier, Distributor shall not represent to any third party that Supplier is available to answer questions from any Customer directly.

      (e) End User License. Prior to providing any Customer with any Software, Distributor shall ensure that each Customer has read and agreed to the terms and conditions of the End User Agreement contained in each Software unit . Distributor shall not conduct, support, or permit, and shall not authorize any third party to conduct, support, or permit, the copying, modification, alteration, reverse engineering, disassembly or decompiling of the Product.

4.    OBLIGATIONS OF SUPPLIER

      (a) Product Support and Training. Supplier shall provide Distributor with engineering and technical support for the Product, including providing corrections or workarounds to correct defects, bugs, or errors in the Product. In the event a critical defect is discovered, Supplier agrees to use best efforts to correct the defect and provide such correction within fifteen (15) calendar days after notice thereof. A critical defect is generally defined as one which causes the Product not to function for which there is no known workaround. Supplier shall maintain a telephone number and technicians to receive calls from Distributor's technical staff for so long as Supplier has technicians responding to product support calls, currently 8 a.m. to 6 p.m. Pacific Standard Time (USA). Supplier shall also provide Distributor with a pager number pursuant to which Supplier's technician shall respond within four
(4) hours to any page received from Distributor, twenty-four (24) hours a day seven (7) days a week concerning problems and questions. Supplier shall respond to email questions regarding product support and training sent by Distributor within twenty-four (24) hours. Supplier shall also provide training with respect to the use, reproduction, installation and distribution of the Software as contemplated under the Agreement.

      (b) E-commerce transaction services and infrastructure. Supplier shall provide Distributor with such e-commerce transaction services and infrastructure necessary for the sale of the Product through any Internet web site through which the parties agree to distribute the Product.

      (c) Marketing Support. Supplier shall provide Distributor with reasonable marketing support, including providing reasonable quantities of Supplier's advertising and promotional materials, pricing information and technical data related to the Product. Supplier may also from time to time provide, at Supplier's sole discretion, monetary support for certain marketing and promotional activities involving the Product, such as exhibitions, conventions, trade shows and advertisements.

      (d) Japanese Language Click-N-Run Warehouse Aisle. Within thirty (30) days of the Effective Date of this Agreement, Supplier shall establish and maintain an aisle within the Click-N-Run Warehouse containing references to software applications which may be of interest to Japanese-speaking end-users. Supplier exercises its sole and absolute discretion as to which software application titles to place within the Japanese language aisle.

      (e) Software and Click-N-Run Memberships. Within fifteen (15) days of the Effective Date of this Agreement, Supplier shall provide the following to
Distributor: (x) a golden master for the LindowsOS ;(y) a golden master for the Click-N-Run Express; (z) the Click-N-Run Membership identification numbers for the Click-N-Run Warehouse in the amount consistent with the number of memberships ordered by Distributor as described in Section 6(a). In the event that Distributor purchases additional memberships, or makes additional payment pursuant to Section 6(a) below, Supplier shall provide the membership identification numbers within ten (10) days of receipt of Distributor's payment for such memberships.

                                                                    EXHIBIT 10.7

      (f) Software Updates. Supplier shall make available to Distributor for distribution any Updates to the Software within ten (10) days after release to the public. Supplier shall deliver a golden master for each Update to Distributor.

      (g) Post-termination Obligations. After the termination of this Agreement, Supplier shall continue to provide Distributor with engineering and technical support pursuant to Section 4(a) at no cost for one (1) year, and at an hourly rate of $150 per hour thereafter. After the termination of this Agreement, Supplier shall continue to provide warranty coverage to Customers of the Product up to the expiration of the Customers' warranty period. Supplier shall further continue to provide Click-N-Warehouse membership privileges for Customers up to the expiration of such membership privileges.

5.    PRICE/PRICE CHANGE

      (a) Price. Distributor shall pay Supplier $50.00 ("Wholesale Price") for each Product sold, less any discounts for volume purchases as described hereinbelow. Distributor shall be entitled to a credit against future payments to Supplier for any amounts previously paid to Supplier for Product that is returned by Customers. Distributor shall maintain records of any and all Customer returns, including the name, address, telephone number, and e-mail address of the Customer returning the Product, the date of the return and reason for the return. Distributor shall maintain such records for a period of one (1) year after termination of this agreement and shall permit inspection and copying of such records by Supplier upon ten (10) days notice by Supplier.

      (b) Price Discounts. Provided Distributor makes timely payment for minimum purchases described hereinbelow, Distributor shall be entitled to a US $5.00 per unit discount of the Wholesale Price for all purchases ("Discount Price").

      (c) Click-N-Run Memberships. For each Click-N-Run stand-alone membership or membership renewal sold by Distributor through the e-commerce infrastructure provided for in Section 4(b), Supplier shall pay Distributor, in regular monthly intervals, the difference between full purchase price paid (less any processing or transaction fees charged by third party ecommerce processors) and $45.00. All Click-N-Run membership renewals or stand-alone memberships sold pursuant to this Agreement shall be included in the Minimum Product Purchase amounts set forth in
Section 6(a).

      (d) Price Decreases. The parties may negotiate in good faith a discount to the Price in order to allow Distributor to be competitive in obtaining certain distribution accounts, such as accounts with OEMs.

      (e) Taxes. Prices do not include any Japanese taxes, including franchise, sales and use taxes, if any. Distributor shall be solely responsible for payment of any and all such taxes or obligations, including any fines, penalties, or interest relating thereto.

6.    MINIMUM PURCHASE REQUIREMENT AND EXCLUSIVITY

      (a) In order to maintain Distributor's rights to exclusive distribution of the Product as described hereinabove, and in order to obtain the Discount Price for the Product, Distributor must make purchases of the minimum amounts of the Product from Supplier as provided in the table below:

A. MINIMUM PRODUCT PURCHASE      B. TOTAL PAYMENT        C. PAYMENT DUE DATE
---------------------------      ----------------        -------------------
1.             15,000 Units           $675,000       10 days from Effective Date
2.             20,000 Units           $900,000       180 days from Release Date

                                                                    EXHIBIT 10.7

      (b) In the event that Distributor has satisfied the minimum purchase requirements described above, Supplier shall grant Distributor a U.S. $5.00 discount from the price set forth in Section 5(a) for any additional purchases of the units.

      (c) In the event that Supplier fails to make payments to as described in the table provided in Section 6(a), Distributor shall no longer be entitled to the exclusive rights granted in Section 2, including subsections (a)-(f), above, but shall be entitled to the non-exclusive right to distribute the Product as described in Section 2, including subsections (a)-(f), above.

7.    PAYMENT TERMS

      (a) Payment Terms. All payments shall be in U.S. Dollars via certified check or electronic wire transfer and shall be submitted together with an accounting statement indicating all sales of the Product for such period. Provided, however, that all payments made by Supplier to Distributor pursuant to sales processed by Supplier under Section 7(b) shall be made in Japanese yen.

      (b) Payments for Sales Processed by Supplier. For all retail sales occurring through the e-commerce infrastructure provided by Supplier and discussed in Section 4(b), Customers shall make payments directly to Supplier or Supplier's agent designated to process such ecommerce transactions. Supplier shall provide Distributor an accounting of and reimbursement for all such sales as follows:

            (i) Retail Sales of Minimum Product Purchases: For each retail sale of Product purchased pursuant to any Minimum Product Purchase (as defined in Column A(1), and (2), in Section 6(a), above) for which Distributor has made timely payment pursuant to Section 6(a), above, Supplier shall pay Distributor, in regular monthly intervals, the full purchase price paid by such Customers, less any processing or transaction fees charged by third party ecommerce processors.

            (ii) Retail Sales in Excess of the Minimum Product Purchases: For each retail sale of Product to Customers which is a retail sale of Product purchased in excess of any Minimum Product Purchase (as defined in Column A(1) and (2) in Section 6(a), above), Supplier shall pay Distributor, in regular monthly intervals, the difference, if any, between the full purchase price paid by such Customers (less any processing or transaction fees charged by third party e-commerce processors) and the Discount Price.

            (iii) Retail Sales for Non-Minimum Product Purchases: If the Distributor does not timely purchase the Minimum Product Purchase Amounts set forth in Columns A(1) and (2) of Section 6(a), Supplier shall pay Distributor, in regular monthly intervals, the difference, if any, between the full purchase price paid by Customers (less any processing or transaction fees charged by third party e-commerce processors) and the Wholesale Price.

      (c) Payments for Sales Processed by Distributor. For all sales of the Product to Customers, retail outlets, OEMs, or otherwise, which occur outside of the e-commerce infrastructure provided for in Section 4(b), above, payments shall be made to Distributor. For all such sales which, in combination with all other sales by Distributor, are in excess of the Minimum Product Purchase (as defined in Columns A(1) and (2) in Section 6(a), above) and for which Distributor has made timely payment pursuant to Section 6(a), above, Distributor shall pay Supplier, in regular monthly intervals, the Discount Price for each unit sold. If the Distributor does not timely purchase the Minimum Product Purchase Amounts set forth in Columns A(1) and (2) of Section 6(a), Distributor shall pay Supplier, in regular monthly intervals, the Wholesale Price for each unit sold. Distributor shall provide Supplier an accounting of all such sales at regular monthly intervals.

      (d) Notices. Distributor shall maintain an accounting and all records of sales of the Product and shall notify Supplier in writing when it has sold through the Minimum Product Purchase amounts set forth in Section 6(a), above

      (e) OEM Distribution. The parties are currently negotiating an agreement pursuant to which Supplier shall grant Distributor the right to distribute the Product to OEMs. In the event that the Parties execute such an agreement for OEM distribution, all units sold pursuant to such agreement shall be included in the minimum product purchase amounts set forth in Section 6(a).

      (f) Books and Records; Audit. Both parties shall maintain complete books, records and accounts relevant to computation and accounting for amounts payable under this Agreement. Each party agrees to allow an independent certified public accountant the right to audit and examine such books, records and accounts during normal business hours no more than once per year upon ten (10) days notice at such examining party's expense, to verify the accuracy of the reports and payments made under this Section 7.

8.    LIMITED WARRANTY

      (a) Limited Warranty. Subject to the provisions of this Section 8 below, Supplier warrants that for a period of sixty (60) days ("Warranty Period") the Software will conform to the specifications set forth in the Documentation, manuals and any relevant data sheet or promotional literature provided by Supplier. In the event that the Software fails to conform to such specifications during the Warranty Period, Supplier shall use best efforts to repair and correct such errors so that the Software conforms to such specifications.

      (b) Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8(a) ABOVE, SUPPLIER MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND SUPPLIER SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING THE FOREGOING, SUPPLIER DOES NOT EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY LAW.

      (c) Distributor Limitations. Except to the extent required by applicable law, Distributor shall not grant to its Customers a warranty of greater scope or protection than the warranty (including the limited remedy, exclusions, and limitation of liability) set forth in this Section 8 and Section 13 below.

      (d) Customer Claims. Distributor shall ensure that all Customer claims for warranty, repair, or replacement are addressed to Distributor and not to Supplier.

9.    TERM AND TERMINATION

      (a) Term. This Agreement shall commence upon the Effective Date and continue in full force and effect for a fixed term of twelve (12) months after the Release Date, unless earlier terminated in accordance with the provisions of this Agreement and shall be automatically renewed for an additional one (1) year period unless either party provides written notice of its intention to terminate this Agreement ninety (90) days prior to the expiration of this Agreement. During the second year (renewal period) of this Agreement, Distributor shall be entitled to nonexclusive distribution of the Product, and shall be entitled to exclusive distribution rights as set forth herein only upon purchase of additional Minimum Product Purchase amounts substantially identical to the amounts, pricing, and payment timing set forth in Section 6(a). If a party is in material breach of this Agreement and has failed to cure such material breach

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                                                                    EXHIBIT 10.7

within thirty (30) days after receiving written notice from the other party of such material breach, the party not in breach may terminate this Agreement. Distributor may also terminate this Agreement in accordance with Section 11(c). Without limiting the foregoing, either party may terminate this Agreement effective upon written notice to the other party stating such party's intention to terminate, in the event the other party:

            (i) ceases to function as a going concern or to conduct operations in the normal course of business;

            (ii) has a petition filed by or against it under any bankruptcy or insolvency law which petition has not been dismissed or set aside within sixty
(60) days of its filing; or

            (iii) fails to perform any of its obligations under this Agreement so as to be in default hereunder and fails to cure such default within thirty
(30) days after written notice of such default.

      (b) Customer Support. Distributor may continue to use the Product after termination of this Agreement to provide customer support services set forth in
Section 3(d).

      (c) No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Supplier or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

      (d) Survival. Distributor may sell Product existing in its inventory as of the effective date of termination of this Agreement for a period of ninety (90) days after the effective date of such termination ("Wind-Down Period"). During the Wind-Down Period, the provisions of Sections 7 and 10 shall survive. In addition to the provisions set forth in this Section 9(d), the following provisions shall survive expiration or any termination of this Agreement:
Sections 4(g), 8, 9(b)-(e), 10, 11, 13, 15 and the last sentence in Section
12(b).

      (e) Return of Materials. All Product, trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind shall remain the property of Supplier. Within thirty (30) days after the effective date of termination of this Agreement, Distributor shall at Supplier's option destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to Supplier or Supplier's designee, as Supplier may direct, at Supplier's expense. Distributor shall not make or retain any copies of any Confidential Information (as defined in Section 10, below) which may have been entrusted to it.

10.   CONFIDENTIALITY AND PROPRIETARY RIGHTS

      (a) Confidential Information. The term "Confidential Information" means any information disclosed by one party to the other pursuant to this Agreement that is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a

                                                                    EXHIBIT 10.7

reasonable time (not to exceed 30 days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

      (b) Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement herein, and shall not disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, to prevent the disclosure of Confidential Information of the other party. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

      (c) Exceptions. Confidential Information excludes information that: (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement, by the receiving party; or (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement. The receiving party may disclose the other party's Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, but only if the receiving party provides prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

      (d) Proprietary Rights. Distributor agrees that Supplier retains all of its right, title and interest in and to all patent rights, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the Product, including modifications, translations, and/or localizations of the Product performed by Distributor, or the product lines that include the Product, and the design, manufacture, operation or service of the Product. To the extent that the Product contains or incorporates intellectual property of parties other than Supplier, Distributor agrees to respect such third party rights and abide by any terms and conditions contingent upon grant and use of such rights, and that such third parties retain any such rights, if applicable. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease, subject to Section 9(d). Distributor shall not (and shall require that its Customers do not) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or embedded by Supplier on or in any Product.

11.   PATENT/COPYRIGHT/TRADEMARK WARRANTY AND INDEMNIFICATION

      (a) Indemnity. Supplier represents and warrants that the Product or any part thereof, and any of its patents, copyrights, trademarks, trade secrets or other proprietary rights related thereto, do not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party. Supplier shall defend and hold Distributor harmless against any loss, liability or expense (including reasonable attorney's fees) paid to third parties arising from any action, proceeding or claim brought or threatened against Distributor alleging that the Product infringes any third party's patent, copyright, trademark (provided Distributor adheres to the Branding Guidelines provided by Supplier), trade secret or other intellectual property right (an "Action"). Supplier will have sole control of any such Action or settlement negotiations, and Supplier agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor on such issue in any such Action defended by Supplier. Distributor shall notify Supplier promptly in writing of such Action, give Supplier authority to proceed as contemplated herein, and give Supplier proper and full information and assistance to settle

                                                                    EXHIBIT 10.7

and/or defend any such Action. If it is adjudicatively determined, or if Supplier believes, that the Product, or any part thereof, infringe any patent, copyright or trademark (provided Distributor adheres to the Branding Guidelines provided by Supplier), or if the sale or use of the Product, or any part thereof, is, as a result, enjoined, then Supplier may, at its election, option, and expense: (i) procure for Distributor the right under such patent, copyright or trademark to sell or use, as appropriate, the Product or such part thereof;
(ii) modify the Product or part thereof; or (iii) cease distribution of the Product, or part thereof, and refund any payments (including any minimum product purchases under Section 6) paid by Distributor for such Product.

      (b) Modifications to Branding Guidelines. Supplier reserves the right to modify the Branding guidelines from time to time, and shall give Distributor notice of any such modifications. Within thirty (30) days of receipt of notice of any modifications to the Branding guidelines, Distributor shall act to assure that all Product, Product marketing materials or other promotional matter complies with the Branding Guidelines. If at any time Distributor fails to follow the Branding Guidelines, Lindows.com shall be relieved of any obligation set forth in Section 10 relating to or resulting from such failure.

      (c) LINDOWS Trademarks. Notwithstanding the terms in Section 11(a), in the event that any trademark or service mark containing the terms "Lindows" or "LindowsOS" are held by a court to infringe upon the trademark or service mark of a third party, the use of such trademarks or service marks are enjoined by a court, or Supplier changes such trademarks or service marks in connection with a third party infringement action, claim or dispute, Distributor shall have the option to immediately terminate this Agreement and Supplier shall (i) indemnify Distributor for all liability and costs in connection with such infringement (including damages and reasonable attorneys fees) and (ii) shall also remunerate Distributor for the difference between the amount of any advance payments paid to Supplier under Section 6 and the amount of payments received from Customers for Product purchased from Supplier by Distributor pursuant to such advance payments.

12.   USE OF TRADEMARKS/TRADE NAMES

      (a) Trademarks. During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of Supplier's Product and to advertise such Product under the trademarks, marks, and trade names of Supplier and in the promotion and distribution of the Product; provided, however, that upon thirty (30) days prior written notice to Distributor, Supplier may substitute alternative marks for any or all of such Supplier's trademarks used by Distributor. All representations of Supplier's trademarks that Distributor intends to use shall first be submitted to Supplier for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by Supplier. In addition, Distributor shall fully comply with all reasonable guidelines, if any, communicated by Supplier concerning the use of Supplier's trademarks.

      (b) Use. Distributor shall not alter or remove any of Supplier's trademarks affixed to the Product by Supplier. Except as set forth in this
Section 12, nothing contained in this Agreement shall grant or shall be deemed to grant to Distributor any right, title or interest in or to Supplier's trademarks. All uses of Supplier's trademarks will inure solely to Supplier and Distributor shall obtain no rights with respect to any of Supplier's trademarks, other than the right to distribute Product as set forth herein, and Distributor irrevocably assigns to Supplier all such right, title and interest, if any, in any of Supplier's trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Supplier's trademarks (except to the extent expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Supplier. Upon termination of this Agreement, Distributor shall immediately cease to use all Supplier's trademarks (other than for any remaining inventory to be sold during the "Wind Down Period").

                                                                    EXHIBIT 10.7

13.   LIMITATION OF LIABILITY

      IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. NEITHER PARTY'S LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL EXCEED THE AGGREGATE AMOUNTS PAID BY DISTRIBUTOR TO SUPPLIER HEREUNDER. NOTWITHSTANDING THE FOREGOING, THIS SECTION 13 SHALL NOT BE APPLICABLE WITH REGARD TO ANY BREACH OR LIABILITY UNDER SECTIONS 10 AND 11.

14.   COMPLIANCE WITH LAWS

      (a) Export Control. Distributor understands and acknowledges that Supplier is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain Product and technology to certain countries. Any and all obligations of Supplier to provide the Product, as well as any other technical information or assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and Product abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Distributor agrees to cooperate with Supplier including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Distributor warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time. Distributor further agrees not to resell Product to any organization, public or private, which engages in the research or production of military devices, armaments, or any instruments of warfare, including biological, chemical and nuclear warfare.

      (b) Governmental Approvals. Distributor represents and warrants that it has obtained all required approvals of the government within the Territory in connection with this Agreement and that the provisions of this Agreement and the rights and obligations of the parties hereunder, are enforceable under the laws within the Territory. Supplier represents and warrants that it has obtained all required approvals of the United States government in connection with this Agreement and that the provisions of this Agreement and the rights and obligations of the parties hereunder, are enforceable under the laws of the United States of America.

15.   MISCELLANEOUS PROVISIONS

      (a) Independent Contractors. The relationship of Supplier and Distributor established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

      (b) Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign any of its rights, obligations, or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party.

                                                                    EXHIBIT 10.7

      (c) Indemnity. Except for warranty claims for which Supplier is liable under Section 8 and infringement claims covered by Section 11, Distributor agrees to indemnify and hold Supplier harmless against any cost, loss, liability or expense (including attorneys' fees) arising out of third party claims against Supplier relating to Distributor's use and distribution of the Product.

      (d) No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

      (e) Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

      (f) Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of terror, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

      (g) Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Product.

      (h) Headings. Headings of Sections herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

      (i) Notice. Any notice required or permitted to be given under this Agreement shall be delivered (i) by hand, (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 15(i), (iii) by overnight courier, (iv) by email to an officer of such party or (v) by fax with confirming letter mailed under the conditions described in (ii) above. Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

      (j) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties. This Agreement may be executed in counterparts and delivered by facsimile, all of which shall together be effective as a single original.

      (k) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, United States of America, without regard to conflict of laws principles or the U.N. Convention on Contracts for the International Sale of Goods. The parties consent to the jurisdiction of the United States District Court for the Southern District of California for purposes of any disputes arising out the their relationship.

                                                                    EXHIBIT 10.7

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

SUPPLIER:                                   DISTRIBUTOR:

     LINDOWS.COM, INC.                           LIVIN' ON THE EDGE, CO., LTD.


By:  /s/ Kevin Carmony                      By:  /s/ Takafumi Horie
   -------------------------------             ---------------------------------

Name:  Kevin Carmony                        Name:  Takafumi Horie
     -----------------------------

Title:  President and COO                   Title:     President and CEO
      ----------------------------

                                                                    EXHIBIT 10.7

                                    EXHIBIT A

SOFTWARE

LindowsOS Version 3.0 Membership Edition (both English and Japanese versions) (Object Code) and any new versions including versions that contain new features or functionality.

Click-N-Run Installation with pre-determined software applications (Object Code)

MEMBERSHIP SERVICES

One year free membership to "Click-N-Run" Warehouse, a service provided by Lindows.com enabling users of LindowsOS to access and install software applications provided by parties other than Provider, valued at $99.00 (United States Dollars). Membership to "Click-N-Run" Warehouse does not include the cost, if any, of the software which may be charged for the software provided by such third parties.

DOCUMENTATION


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